Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

Embark Technology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$70,702,256	(1)	.00011020	$7,792	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$70,702,256
Total Fees Due for Filing				$7,792
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$7,792

(1)	Aggregate number of securities to which transaction applies: As of May 31, 2023, the maximum number of shares of Class A common stock and Class B common stock (“common stock”) to which this transaction applies is estimated to be 47,713,917, which consists of (a) 24,105,446 shares of common stock entitled to receive the per share merger consideration of $2.88; (b) 166,005 shares of common stock underlying vested in-the-money stock options, which may be entitled to receive the per share merger consideration of $2.88 minus any applicable exercise price; (c) 289,200 shares of common stock underlying outstanding restricted stock unit awards subject solely to service-based vesting conditions (including outstanding restricted stock unit awards subject to acceleration in connection with this transaction), which may be entitled to receive the per share merger consideration of $2.88; and (d) 23,153,266 shares of common stock underlying outstanding warrants to purchase shares of common stock, which may be entitled to receive the per share merger consideration of $2.88 minus the Warrant Price (as defined in the accompanying preliminary proxy).
(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of May 31, 2023, the underlying value of the transaction was calculated based on the sum of (a) the product of 24,105,446 shares of common stock and the per share merger consideration of $2.88; (b) the product of 166,005 shares of common stock underlying vested in-the-money stock options and $1.23, which is the difference between the per share merger consideration of $2.88 and the weighted average exercise price of $1.65; (c) the product of 289,200 shares of common stock underlying outstanding restricted stock unit awards subject solely to service-based vesting conditions (including outstanding restricted stock unit awards subject to acceleration in connection with this transaction) and the per share merger consideration of $2.88; and (d) the product of 23,153,266 shares of common stock underlying outstanding warrants to purchase shares of common stock and $0.0104, which is the excess of the per share merger consideration of $2.88 over the estimated Warrant Price of $2.8696. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.